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Schedule 13G


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SEC Potential persons who are to respond to the collection of information contained in this form 1745 (6-00) are not required to respond unless the form displays a currently valid OMB control number.
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

               J2 Global Communications, Inc. (formerly JFAX.com)
               --------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    46626E205
                                    ---------
                                 (CUSIP Number)


                                  June 20, 2001
                                  -------------

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 46626E205
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              1.      Names of Reporting Persons.
                      I.R.S. Nos. of above persons (entities only).

                      Pecks Management Partners Ltd.                  11-3015963
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              2.      Check the Appropriate Box if a Member of a Group (See
                      Instructions):

                      Not applicable

                      (a)

                      (b)
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              3.      SEC Use Only

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              4.      Citizenship or Place of Organization

                      New York
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Number of             5.    Sole Voting Power
Shares
Beneficially                0
Owned by      ------------------------------------------------------------------
Each                  6.    Shared Voting Power
Reporting
Person                      Not applicable
With          ------------------------------------------------------------------
                      7.    Sole Dispositive Power

                            0
              ------------------------------------------------------------------
                      8.    Shared Dispositive Power

                            Not applicable
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              9.      Aggregate Amount Beneficially Owned by Each Reporting
                      Person

                      0
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              10.     Check if the Aggregate Amount in Row (11) Excludes
                      Certain Shares (See Instructions)

                      Not applicable
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              11.     Percent of Class Represented by Amount in Row (11)

                      0 percent
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              12.     Type of Reporting Person (See Instructions)

                      IA
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Item 1.

              (a)     J2 Global Communications, Inc.

              (b)     6922 Hollywood Boulevard
                      Hollywood, CA  90028

Item 2.       Name of Person Filing

              (a)     Pecks Management Partners Ltd.

              (b)     One Rockerfeller Plaza, Suite 900
                      New York, NY  10020

              (c)     New York

              (d)     Common Stock and Warrants

              (e)     CUSIP: 46626E205

Item 3.

              (e) Investment Adviser Registered under Section 203 of the Investment Advisers Act of 1940

Item 4.       Ownership

              (a)     Amount beneficially owned: 0

              (b)     Percent of class: 0 percent

              (c)     Number of shares as to which the person has:

                      (i)     Sole power to vote or to direct the vote - 0

                      (ii) Shared power to vote or to direct the vote - Not applicable.

                      (iii) Sole power to dispose or to direct the disposition of - 0.

                      (iv) Shared power to dispose or to direct the disposition of - Not applicable.

Item 5.       Ownership of Five Percent or Less of a Class

              This statement is being filed to report the fact as of the date hereof the reporting person filing this schedule has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.


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Item 7.       Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth is true, complete and correct.

                                        June 20, 2001

                                        /s/ Robert J. Cresci
                                        ------------------------------
                                        Robert J. Cresci
                                        Principal